SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                             COMMISSION FILE NUMBER
                                     0-20722

(Check One):|X| Form 10-K |_|Form 20-F |_|Form 11-K | | Form 10-Q| _| Form N-SAR
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     For Period Ended: 12/31/2001
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     [ ] Transition  Report on Form 10-K [ ] Transition  Report on Form 20-F [ ]
     Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:
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         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant

CAPITAL DEVELOPMENT GROUP, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

4333 Orange Street, Suite 3600
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City, State and Zip Code

Riverside, CA 92501
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
PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

Registrant's auditors have not completed their examination of the Company's financial records and reports.

PART IV--OTHER INFORMATION

(1)Name and telephone number of person to contact in regard to this notification

    Michael P. Vahl, President                         (909) 789-6272
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                  (Name)                          (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes | | No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         CAPITAL DEVELOPMENT GROUP, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  March 29, 2002        By:  /s/Michael P. Vahl
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                                 Michael P. Vahl, President